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                                                                   EXHIBIT 10.16

            CONFIDENTIALITY, NON-COMPETITION AND INVENTIONS AGREEMENT

      This Confidentiality, Non-Competition, and Inventions Agreement ("Agreement") is entered into this ____ day of __________, ____ between _____________ ("Employee") and Capella Education Company.

      A. Capella Education Company and its subsidiaries (including Capella University, Inc.) are collectively referred to as "Capella" in this Agreement.

      B. Capella desires to employ Employee as Chief Financial Officer, and Employee desires to be employed in that capacity.

      C. As an employee of Capella, Employee would have access to Confidential Information (a term which is defined below).

      D. Capella provides, develops, sells, and markets on-line educational products and services. Much of the work of Capella is done through the Internet, which is global in coverage and can be accessed by people throughout the world.

      E. As a condition of Employee's employment by Capella, Employee and Capella enter into this Agreement, the terms of which Employee acknowledges are reasonable and necessary for the protection of the legitimate interests of Capella.

                                    AGREEMENT

      In consideration of Capella's employing Employee, the parties agree as follows:

      1. Definitions. For the purposes of this Agreement, the following terms have the following meanings:

            a. "Capella Confidential Information" means information proprietary to Capella and not generally known (including trade secret information) about Capella's business, customers, learners, products, services, personnel, pricing, sales strategy, marketing efforts, technology, methods, processes, research, development, finances, systems, software, techniques, accounting, purchasing, business strategies, and plans. All information disclosed to Employee or to which Employee obtains access during Employee's Capella employment, whether originated by Employee or by others, shall be presumed to be Capella Confidential Information if it is treated by Capella as being Capella Confidential Information or if Employee has a reasonable basis to believe it to be Capella Confidential Information.

            b. "Inventions" means discoveries, improvements, ideas, concepts, processes, formulas, methods, analyses, software, and works of authorship (whether or not reduced to writing or put into practice, and whether or not copyrighted, copyrightable, patented, or patentable) that (1) relate directly to the business of Capella; (2) relate to Capella's actual or demonstrably anticipated research or development; (3) result from any

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work performed by Employee for Capella; (4) for which equipment, supplies, facilities, or trade secret information of Capella is used; (5) are developed, created, conceived or reduced to practice using any time for which Employee is compensated by Capella; or (6) are developed, created, conceived, or reduced to practice during the period in which Employee is employed by Capella or within one year after the termination of that employment for any reason.

            c. "Non-Assigned Inventions" means as any invention for which no equipment, supplies, facility or trade secret information of Capella was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of Capella or (b) to Capella's actual or demonstrably anticipated research and development, or (2) which does not result from any work performed for Capella.

            d. "Competitor" means any person, corporation, not-for-profit organization, or other entity that provides, develops, sells, or markets on-line credit-granting educational products or services in any country in which Capella did business or had customers or learners at any time during the last 12 months of my Capella employment. In the case of a not-for-profit organization that provides, develops, sells, or markets on-line credit-granting educational products or services within or from a distinct, separate division or unit of the organization (the "On-Line Unit") and also provides, develops, sells, or markets credit-granting educational products or services through other means within other distinct, separate divisions or units, the term "Competitor" shall be limited to the On-Line Unit, and shall not apply to the organization as a whole.

      2. CONFIDENTIAL INFORMATION. Except as required in Employee's duties of Capella employment or as authorized in writing by the Chief Executive Officer or his designee, Employee shall not, either during the Employee's employment by Capella or at any time thereafter, use or disclose to any person any Capella Confidential Information for any purpose. Employee shall follow all procedures and policies adopted by Capella from time to time regarding the treatment and protection of Capella Confidential Information as well as the confidential information of learners or of others.

      3. RESTRICTIONS ON COMPETITION. For a period of 12 months after the Employee's Capella employment ends for any reason, Employee shall:

            a. inform any prospective new employer, prior to accepting employment, of the existence of this Agreement and provide such employer a copy of this Agreement;

            b. not, directly or indirectly, as employee, consultant, contractor or otherwise, perform services for any Competitor; and

            c. not directly or indirectly solicit or attempt to solicit any employee or independent contractor of Capella to cease working for Capella.

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      4. INVENTIONS.

            a. With respect to Inventions developed, made, created, authored, conceived, or reduced to practice by Employee, in whole or in part, either by Employee or in connection with others, during Employee's employment by Capella (regardless of whether during normal working hours or whether at Capella premises) or within one year after the termination of that employment for any reason, Employee shall:

                  (i) keep complete and accurate records of such Inventions, which records shall be Capella property (except for records related solely to Non-Assigned Inventions, which records must be kept but are not Capella property);

                  (ii) comply with all of Capella's policies and guidelines related to inventions and copyrights, as they may be revised from time to time;

                  (iii) promptly disclose in writing such Inventions to Capella;

                  (iv) assign (and Employee hereby does assign) to Capella all of Employee's rights to such Inventions (except for Non-Assigned Inventions) and to letters patent and copyrights granted upon such Inventions (except for Non-Assigned Inventions) in all countries; and

                  (v) execute such documents and do such other acts as may be necessary in the opinion of Capella to establish and preserve its property rights and to obtain and maintain letters patent and copyrights in favor of Capella.

If for any reason any such assignment is invalid or ineffective for any reason, then Employee hereby grants Capella a perpetual, royalty-free, non-exclusive, worldwide license fully to exploit any intellectual property or proprietary rights in such Invention and any copyrights or patents (or other intellectual property or proprietary registrations or applications) resulting therefrom.

            b. Capella shall compensate employees for assigning their rights in inventions that Capella seeks to protect under patent laws in an amount not to exceed $100 per invention (evenly allocated among all inventors).

            c. If Capella in good faith believes that any Invention constitutes a Non-Assigned Invention, then Capella shall inform Employee of that fact within thirty (30) days of receiving a disclosure under subparagraph a(iii) of this Paragraph 4 (unless the parties agree on a different period of time on a case-by-case basis). If Capella does not so notify Employee and Employee nonetheless in good faith believes that such Invention constitutes a Non-Assigned Invention, then Employee shall inform Capella within thirty (30) days of the end of the period set forth in the preceding sentence, setting forth reasons for such belief. If within thirty (30) days of Capella's receipt thereof Capella informs Employee that it disagrees, then the parties

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shall attempt in good faith to resolve their disagreement. Employee shall bear the burden of proving that such Invention constitutes a Non-Assigned Invention.

            d. Unless proven otherwise, any Invention shall be presumed to have been conceived during Employee's employment with Capella if within one (1) year after termination of such employment such Invention is disclosed to others, is completed, or has a patent application filed thereon.

            e. When developing a Capella course and/or content for a Capella course, (i) Employee shall abide by all of the terms, conditions and policies of Capella related to course and content development; (ii) Employee shall abide by the terms of any separate agreement between Employee and Capella related to the course or content development; and (iii) if Employee chooses to include or refer to any materials for which Employee owns the copyright, then Employee hereby grants, and agrees to grant, to Capella a royalty-free, perpetual, irrevocable, nonexclusive, and fully sublicensable right to use, reproduce, adapt, publish, translate, create derivative works of, distribute, perform, and display such materials (in whole or in part) worldwide and/or to incorporate them in other works in any form, media, or technology now known or later developed, solely in connection with providing the course (as the course may be changed from time to time).

            f. Except to the degree that such materials are created in connection with the development of course design or content, Capella does not claim the copyrights to scholarly books or articles written by faculty members that relate to the faculty member's area of subject matter expertise and that do not relate to methods of course delivery or distance learning proprietary to Capella.

      5. RETURN OF PROPERTY. Upon termination of employment with Capella, Employee shall deliver promptly to Capella all records, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of Capella, or that relate in any way to the business, products, services, personnel, customers, learners, practices, or techniques of Capella, and all other property of Capella (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Employee' possession or under his control.

      6. REASONABLENESS OF RESTRICTIONS. Employee acknowledges and agrees that the terms of this Agreement are reasonable and necessary for the protection of Capella's Confidential Information and business and to prevent damage or loss to Capella as a result of any action of Employee. Employee specifically acknowledges and agrees that because of the world-wide coverage and accessibility of the Internet, it is not possible to limit further the geographic scope of the restrictions described in Paragraph 3 above in a manner that would still provide reasonable protection for the legitimate interests of Capella.

      7. REMEDIES FOR BREACH. Employee hereby acknowledges and agrees that any breach by Employee of the provisions of this Agreement may cause Capella irreparable harm

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for which there is no adequate remedy at law. Therefore, Capella shall be entitled, in addition to any other remedies available, to injunctive or other equitable relief to require specific performance or to prevent a breach of the provisions of this Agreement. Any delay by Capella in asserting a right under this Agreement or any failure by Capella to assert a right under this Agreement will not constitute a waiver by Capella of any right hereunder, and Capella may subsequently assert any or all of its rights under this Agreement as if the delay or failure to assert rights had not occurred.

      8. NO EMPLOYMENT RIGHTS. This Agreement does not require Capella to employ Employee for any particular length of time and does not restrict the ability of Capella to terminate the employment relationship. Except as provided in a separate written agreement signed by the Capella Chief Executive Officer or his designee, Employee's Capella employment is at-will.

      9. PARTIAL INVALIDITY. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, that invalidity or unenforceability shall not affect the other portions of this Agreement and the remaining terms and conditions, or portions thereof, shall remain in full force and effect. A court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable. It is the intention of the parties that the restrictions imposed by this Agreement be enforced to the maximum permissible extent.

      10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall be enforceable by the parties hereto and their respective successors and assigns.

      11. GOVERNING LAW. This Agreement and any disputes arising out of it shall be governed by the laws of the State of Minnesota without regard for the conflicts of law principles of any state.

      12. FORUM SELECTION. Any disputes arising out of or related to this Agreement shall be litigated only in Minnesota state courts or in the United States District Court for the District of Minnesota, and Capella and Employee hereby consent to the exercise of personal jurisdiction over them for that purpose by Minnesota state courts and the United States District Court for the District of Minnesota. Neither employee nor Capella shall commence litigation against the other arising out of or related to this Agreement in any court outside the state of Minnesota.

                                        EMPLOYEE

                                        ________________________________________

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                                        CAPELLA EDUCATION COMPANY

                                        By _____________________________________

                                          Its __________________________________

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